Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124125 and 33-47209) of Avon Products, Inc. of our report dated June 24, 2009 relating to the 2008 financial statements of the Avon Personal Savings Account Plan, which appears in this Annual Report on Form 11-K.

/s/ J.H. Cohn LLP

Roseland, New Jersey

June 24, 2009